Exhibit 5.1

Stepp Law Corporation
15707 Rockfield Blvd.
Suite 101
Irvine, California 92618

December 7, 2009

DNA Precious Metals, Inc.
9125 rue Pascal Gagnon
Suite 204
H1P 1Z4 Canada

Attention:	Mark Ralston

Re:	Registration Statement on Form S-1

Dear Mr. Ralston:

As counsel to DNA Precious Metals, Inc., a Nevada corporation (the "Company"), we have been requested to provide our opinion regarding 20,000,000 shares of the Company’s $.001 par value common stock which have been issued by the Company (the “Shares”). We have been informed that the Shares will be registered for sale or transfer by the holders thereof pursuant to the provisions of that certain registration statement on Form S-1, which is anticipated to be filed by the Company with the Securities and Exchange Commission (the “Commission"), to comply with the applicable provisions of the Securities Act of 1933, as amended (the “Act”), (the "Registration Statement"). Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion.

For purposes of providing the opinion specified in this letter, we have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for that opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies, and the authenticity of the originals of such documents.

Based on that examination, it is our opinion that the Shares (i) have been duly and validly authorized for issuance and (ii) are validly issued, fully paid, and non-assessable.

We confirm that we furnish no opinion with respect to the truth and accuracy or the completeness of the Registration Statement, other than this letter.  The opinion specified in this letter is expressly limited to the matters specified in this letter, and we furnish no opinion, express or implied, as to any other matter relating to the Company or its securities.  Accordingly, no provision of this letter is intended to, nor shall any such provision, be construed as an opinion concerning any matter not specified in this letter.

DNA Precious Metals, Inc.
December 7, 2010

We consent to the (i) use of this letter as an exhibit to the Registration Statement, (ii) disclosure in the prospectus portion of the Registration Statement of the opinion specified in this letter, and (iii) use of our name in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act, or the rules and regulations of the Commission.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW CORPORATION

/s/ Thomas E. Stepp, Jr.

By:  Thomas E. Stepp, Jr.
TES/jkl